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                       N E W S   R E L E A S E


For Immediate Release

Contact:  HemaCare Corporation
          JoAnn Stover, Director of Investor Relations
          877.310.0717
          www.hemacare.com


  DEVERE JOINS HEMACARE AS NATIONAL DIRECTOR OF SALES AND MARKETING

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     Los  Angeles,  CA,  June  2,  2003 - HemaCare  Corporation  (OTC
Bulletin Board: HEMA) announced today that Jody DeVere accepted the newly created position of National Director of Sales and Marketing. DeVere will be responsible for the Company's sales and marketing strategy including product and service sales, donor recruitment efforts, and therapeutic apheresis marketing.

     DeVere brings to HemaCare more than 20 years of achievement in sales and marketing leadership positions across diverse industries. DeVere most recently served as Director of Sales for RiverOne Inc., a $40-million supply chain software provider. Previously, she was Vice President of Sales and Marketing and founding partner of Memory Network Inc., a supplier of computer memory components.

     Judi Irving, HemaCare's President and Chief Executive Officer, stated, "We are pleased to welcome Ms. DeVere to HemaCare. Jody brings in-depth sales management and marketing experience to the leadership team; this knowledge is essential to the successful execution of our business plan."

      "I am highly energized by the challenge of helping HemaCare achieve its goals," said DeVere. "I believe there are many opportun-ities to expand our customer base and donor pool through innovative sales and marketing initiatives."

                     About HemaCare Corporation

      Founded in 1978, HemaCare is a national provider of blood products and services and the only publicly traded company engaged in the blood services industry in the U.S. HemaCare is licensed by the FDA and accredited by the American Association of Blood Banks. The company focuses on providing cost effective, high quality solutions to the blood-related needs of U.S. hospitals.

                              - more -

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This  press  release may contain "forward-looking statements"  within the meaning of the term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements pursuant to
the   safe   harbor  provisions  referenced  above.   Forward-looking
statements are inherently subject to risks and uncertainties some  of
which   cannot   be  predicted  or  quantified.    Such   risks   and
uncertainties   include,   without   limitation,   the   risks    and
uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, or contemplated by, the forward-looking statements contained herein. The Company undertakes no obligation to publicly release any revision to these forward-looking statements made to reflect events or circumstances after the date hereof.

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